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                                                                   Exhibit 23.1



                        CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors of
Compass Plastics & Technologies, Inc.
(formerly AB Plastics Holding Corporation)


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1), and related prospectus of Compass Plastics & Technologies, Inc. (formerly AB Plastics Holding Corporation) and to the incorporation by reference therein of our report dated December 31, 1996 (except for Note 12, as to which the date is July 18, 1997) with respect to the consolidated financial statements as of October 27, 1996 and for the forty-eight weeks ended September 27, 1996 ("Predecessor") and for the four weeks ended October 27, 1996 ("Company").




/s/ Marcum & Kliegman LLP
-------------------------------
  Marcum & Kliegman LLP


Woodbury, New York
August 11, 1997